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                                                                   EXHIBIT 10(d)


                         SUMMARY OF INCENTIVE BONUS PLAN
                          OF PARK NATIONAL CORPORATION


                  The Incentive Bonus Plan of Park National Corporation ("Park") enables the officers of Park's subsidiaries, The Park National Bank ("PNB"), The Richland Trust Company ("Richland") and Mutual Savings Bank ("Mutual"), to share in any above-average return on equity (net income divided by average equity) which Park may generate during a fiscal year.

                  Above-average return on equity is defined as the amount by which the net income to average equity ratio of Park exceeds the median net income to average equity ratio of all U.S. bank holding companies of similar asset size ($1 billion to $3 billion). A formula determines the amount, if any, by which Park's return on equity ratio exceeds the median return on equity ratio of those peer bank holding companies. Twenty percent (20%) of that amount on a before-tax equivalent basis is available for incentive compensation. If Park's return on equity ratio is equal to or less than that of the peer group, no incentive compensation will be available with respect to that year. The Chairman of the Board and the President of Park each receive a fixed percentage of the amount available for incentive compensa tion as determined by the Park Board of Directors. After deduct ing those amounts, the remaining amount is distributed to the officers of PNB, Richland and Mutual on the basis of their respective contributions to Park's meeting its short-term and long-term financial goals during the year in question, which contributions are subjectively determined by the Chairman of the Board and the President of Park and approved by the Executive Committee of the Park Board of Directors. Recommendations of the Presidents of Park's subsidiaries are considered when determining incentive bonus amounts for officers of those subsidiaries. The time period over which the determination is made of the amounts, if any, of incentive compensation to be paid is the fiscal year of Park. The determination of the amounts of incentive bonus to be paid and the payment of such amounts are made during the first two quarters of the next fiscal year.